Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 16, 2018, with respect to the consolidated financial statements of New Fortress Energy Holdings LLC included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-228339) and related Prospectus of New Fortress Energy LLC dated December 21, 2018.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 21, 2018